                                                                    EXHIBIT 10.3

                                WAIVER AGREEMENT

                  The Agreement is made between National Media Corporation (the "Company") and Robert N. Verratti (the "Executive") on August 12, 1998.

                  WHEREAS, the Company and the Executive are parties to an Employment Agreement dated as of January 28, 1998 (the "Employment Agreement").

                  WHEREAS, from time to time, the Executive has been granted options to purchase Common Stock of the Company.

                  WHEREAS, in connection with the proposed equity investment in the Company by NM Acquisition Co., LLC, a Delaware Limited Liability Company pursuant to a Stock Purchase Agreement dated as of August 11, 1998 between the Company and NM Acquisition Co., LLC (the "Purchase Agreement"), the Company and the Executive wish to modify certain provision of the Employment Agreement (which modifications will be null and void if the transactions contemplated by the Purchase Agreement are not consummated) and certain terms of options held by Executive.

                  NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                  A.       Employment Agreement.

                           1. Term. Effective at the date of Closing Date (as defined in the Purchase Agreement), the Employment Agreement shall terminate. Until such date, the provisions of the Employment Agreement shall remain in full force and effect.

                           2. Duties. From the date hereof until the Closing Date, the Executive shall remain an employee of the Company but shall not serve as the Company's Chief Executive Officer. Instead, the Executive shall perform such services as are requested by the Company and shall continue as a member of the Company's Board of Directors (until such time as his successor is duly elected), but in such role will not be an officer of the Company. Effective at the Closing Date, the Executive will cease to be an employee of the Company, but shall continue (unless his successor has been duly elected) as a member of the Company's Board of Directors (until such time as his successor is duly elected), but in such role will not be an officer or employee of the Company.

                           3. Change in Control. Effective upon execution of the Agreement, Section 9(d) of the Employment Agreement is amended to insert the following clause at the end of the paragraph:

                           "provided, however, that the Change in Control shall not include any of the transactions contemplated by or taken in connection with the Purchase Agreement."

                           4. Mutual Release. Effective on the Closing Date, subject to the provisions of this Agreement and the Executive's continuing right to defense and indemnification by the Company pursuant to Delaware law or the Employment Agreement, each of the parties hereby unconditionally releases and forever discharges the other party, in the case of the Company, including its subsidiaries, affiliated or related business entities, shareholders, officers, directors, committee members, attorneys, employees, agents, successors and assigns, from and against any and all contractual rights, claims, actions, causes of action, rights, demands, attorneys' fees, penalties, debts or damages of every kind or nature whatsoever, whether known or unknown, which arise out of the Employment Agreement or otherwise in connection with Executive's employment or relationship with the Company.

         B.       Change in Options.

                  1. Reduction in Option Price. Effective on the date hereof, the exercise price of the option to purchase 450,000 shares of common stock of the Company held by the Executive shall be reduced from $4.75 per share to $2.00 per share. The Executive shall promptly deliver the option document held by him to the Company, and the Company will deliver to Executive a new option document with the same terms and conditions as the option agreement tendered except for the exercise price, and the Company will deliver to Executive an option document on the original terms for the balance of the shares. Such options shall not be exercisable until the consummation of the Purchase Agreement or the termination of the Purchase Agreement.

                  2. Change in Terms of Options. The provisions with respect to the duration of options following termination of service contained in all options to purchase Common Stock of the Company held by Executive shall be extended for a one-year period from the date they would otherwise expire. The Company acknowledges that by previous action of the Board of Directors of the Company, the time for exercisability of all of Executive's options has previously been fixed at two years after termination of service. By this agreement, such period for exercise will be three years after termination of service.

                  3. Delivery. Promptly after delivery of option document held by Executive to the Company, the Company will prepare and deliver to the Executive new option document with the changes provided for herein.

                  4. Consideration. The parties acknowledge that the reduction in option price pursuant to Section B.1. is given by the Company as consideration for the release pursuant to Section A.4. and that the Executive shall have no further right to any payment by the Company after the Closing Date, other than continuing director fees, if any.

         C.       Other Provisions.

                  1. Entire Agreement. The Employment Agreement, as amended by this Agreement constitutes the entire agreement between the parties pertaining to the subject matter thereof and supersedes any and all prior or contemporaneous agreements or understandings between the parties hereto pertaining to the subject matter thereof.

                  2. Termination. Notwithstanding anything to the contrary herein, the provisions of Part A. and Parts B.2., B.3. and B.4. of this Agreement shall immediately and automatically terminate and have no further force and effect upon the termination or expiration of the Purchase Agreement (other than by reason of complete performance), in accordance with the provisions thereof. In the event of any such termination of such parts of this Agreement, the Employment Agreement shall remain in full force and effect, without the changes provided for herein.

                  3. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

                                     NATIONAL MEDIA CORPORATION

                                     By:          -----------------------------
                                                  Name: Brian J. Sisko
                                                  Title: Senior Vice President

                                     ------------------------------------
                                     Robert N. Verratti

         APPROVED:
         ---------



         By:      ---------------------------
                  Jon Yoskin, III, Director
                  Chairman of the Compensation Committee
                  of the Board of Directors